PRESS RELEASE

         InfoCast Acquires i360 in U.S. $90 Million Merger Transaction Custom Portal Provider for Network Marketers, Affinity Groups
                      Accelerates InfoCast Business Model

TORONTO, February 23, 2000 -- INFOCAST CORPORATION (OTC BB symbol: "IFCC", Frankfurt "IFB"), an e-enabling application service provider (ASP), and i360 inc., a Tucson-based provider of customized portals for virtual communities, today announced that they have agreed to merge. The merger will give InfoCast access to i360's growing customer base of network marketing organizations and affinity groups.

         "We anticipate this merger will accelerate InfoCast's business model by six months, and be a catalyst for more rapid growth," says Jim Leech, InfoCast's president and CEO. "As an enabling ASP for business-to-business e-commerce, InfoCast is well positioned to provide infrastructure-on-demand for i360's rapidly-growing customer base and its low-cost, high-profit, viral marketing strategy."

         Under the terms of the agreement, i360 will merge into InfoCast and i360 shareholders will receive an aggregate of 12 million shares of InfoCast common stock -- valued at approximately U.S. $90 million based on the closing price of U.S. $7.63 on February 22, 2000 -- in exchange for their shares of i360. In addition, all outstanding options to purchase i360 stock will be exchanged for options to purchase an aggregate of 1.5 million shares of InfoCast common stock at an exercise price of U.S. $4.00 per share. The closing of the merger transaction is contingent upon approval by InfoCast's board of directors, receipt of any required regulatory approvals, and certain other conditions. After giving effect to the merger, InfoCast will have a total of approximately 36 million common shares issued and outstanding, and one-third of InfoCast's board of directors will comprise nominees of i360.

i360 Targets Viral Marketers

         i360's Portal and Virtual Community System will be hosted on InfoCast's ASP platform, a network anchored by a Sun Microsystems Enterprise 10000 supercomputer. Provided to customers on a revenue-sharing basis, i360's solution offers rapid deployment of highly customized, branded Web portals for network marketing organizations and affinity groups. These portal-based communities are aggregated through i360's packaged Internet access for PCs or its Internet appliance, the netHomeTV(TM) Web set-top box. Community subscribers will have easy access to their organizations' content, interactive communication services, e-commerce features, and online customer support.

         i360 pursues a highly-targeted, low-cost viral marketing strategy by signing exclusive contracts with well-established, international network marketing organizations with at least 100,000 members. In these organizations, members sell to their downline networks and directly to consumers. The company has similar revenue-sharing agreements with global affinity groups such as professional associations, seniors groups, educational organizations, and religious associations.

Customer Expects Rapid Adoption

         "We chose i360 to be our community portal provider because they have the industry expertise in network marketing needed to develop an effective solution for our organization's needs," says Joe Markiewicz, Executive Diamond and Chairman of the ISP Committee for Britt Worldwide, a network marketing organization with approximately one million members. "Even before we officially launched our portal, over 3,000 of our members purchased subscriptions. We see it as an effective communication and sales tool in Britt Worldwide's e-business strategy, and anticipate rapid adoption in our membership worldwide."

         "We believe i360's viral marketing strategy will attract millions of users into virtual communities rife with e-commerce transactions, from which InfoCast as the infrastructure provider will take a share of revenue," notes Leech. "What's more, these portals will provide the all-important 'eyeball stickiness' so vital to e-commerce. And such virtual communities will also generate demand for InfoCast's own virtual call center (VCC) and e-learning solutions."

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         Bill  Cochrane,  president  and CEO of i360,  says he was  attracted to
InfoCast's infrastructure-on-demand for e-business. "InfoCast provides the scalable, secure platform we need to host our virtual communities, as well as the next-generation customer care infrastructure to make them into online marketplaces," Cochrane says. "By joining with InfoCast, we will be able to offer our customers a richer e-business environment for custom-branded portals and virtual communities."

About InfoCast

         InfoCast Corporation is a leading e-enabling application service provider (ASP), providing secure, scalable infrastructure-on-demand for enterprises to build closer relationships with customers, partners, and employees. Core InfoCast offerings include virtual call center (VCC), telework, and e-learning applications coupled with related best-of-breed offerings for customer care, data warehousing, and e-commerce. More information about InfoCast Corporation can be found at http://www.infocast-corp.com

About i360 inc

         i360 is revolutionizing the way businesses, organizations, and affinity groups acquire and retain customers by using Web-based communities to maximize communication and achieve their missions. A provider of customized portals for virtual communities, i360 provides privately-branded Portal and Virtual Community Systems, bundles Internet access with compelling content, targeted business products, e-commerce, and customer support, accessible through PCs or i360's netHomeTV(TM) Internet appliance. i360 is committed to empowering organizations with innovative technologies that improve the lives of their members. The company's headquarters are in Tucson, Arizona. For more information, go to http://www.i360inc.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. The forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact Info:  Jim Leech
               President and CEO
               InfoCast Corporation
               Toll Free: (877) 338-8889

               Bill Cochrane
               President and CEO
               i360 inc.
               Phone: (520) 882-3900
               Cliff A. Jones
               Investor Relations
               InfoCast Corporation
               cjones@infocast-corp.com
               Toll Free: (877) 338-8889